SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549





                            FORM 8-K


                         CURRENT REPORT


                        DECEMBER 29, 1998
        Date of Report (Date of Earliest Event Reported)




                            2-96366-A
                     (Commission File Number)


             TREASURE & EXHIBITS INTERNATIONAL, INC.


       Florida                                    59-2483405
(State or Other Juris-                       (IRS Employer Iden-
diction of Incorporation)                     tification Number)

                  2300 Glades Road, Suite 450-West
                     Boca Raton, Florida 33431
               (Address of Principal Executive Offices)


                          (561) 750-7200
                   (Registrant's Telephone Number)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Following its recent abandonment of the long proposed acquisition of Michael's International Treasure Jewelry, Inc. due to the ultimate determination that that company's operations were not readily auditable, the Registrant entered into a lease purchase option for a casino cruise ship named "The Royal Princess". The lease was effective December 1, 1998. The Registrant is operating the 150 foot vessel off the coast of South Florida. The ship can accommodate approximately 275 passengers and is operated by a crew of 25. It contains a complete casino including black jack tables, slot machines, crap tables and roulette and a full-service restaurant and bar. The Registrant has renamed the ship the "Eldorado Casino".

     On December 9, 1998, the Company entered into a Letter of Intent to acquire the assets of American Consolidated Amusement, Inc. comprised of some 200 electronic gambling machines providing mechanized black jack, roulette and slots. The assets acquired include the leasehold currently housing the gaming machines in an adult gaming complex located on Collins Avenue in Sunny Isles Beach, Florida. The leased space amounts to approximately 4,000 square feet at a monthly rental of $6,000. The lease acquired in the transaction is for an initial term of five (5) years and provides for two additional sequential five (5) year renewal terms. Acquisition of the assets of American Consolidated Amusement also includes all of the leasehold improvements made by the seller in the leased space.

     The Registrant closed the transaction in late December by payment of the full purchase price, comprised of 1,500,000 shares of its authorized but previously unissued restricted Common Stock and the Company's assumption of approximately $1,000,000 of the seller's existing debt to the Company's affiliate, First Capital Services, Inc. The Registrant's President and Director, Larry Schwartz, is also the Chief Executive Officer and a Director of First Capital Services, Inc.

     The Company views the assets purchased from American Consolidated Amusements, Inc. as assets purchased for value amounting to approximately $1,250,000 and considers the acquisition as a complement to the Company's recent lease/purchase acquisition of the Eldorado Casino cruise ship.

     In operation, patrons of the Company's gaming complex in Sunny Isles purchase tokens for use in the gaming machines. The tokens are redeemable for prize merchandise on the premises or, for a certificate good for additional tokens on another occasion within the gaming complex or, good for redemption in cash on the Eldorado Casino cruise ship when the ship is located sufficiently distant from the South Florida coastline to operate cash basis gaming on board.

     While there can be no assurance that the Company's operation of the casino cruise ship off the coast of South Florida or its operation of the gaming complex in Sunny Isles will be successful, the Registrant currently believes that its prospects for profitable operation are positive. Of course, there can be no assurances that the Registrant will not encounter one or more insurmountable obstacles to successful operation of its current plan. In the event that the Company encounters unanticipated costs, regulatory difficulties, labor strife or other unanticipated adverse developments, its operation of the cruise ship and the gaming complex will be adversely affected and its prospects for profitable operations may, in that event, be precluded.


Item 5.  Other Events

     On January 4, 1999, the Registrant employed Mr. Lee C. Summers as Vice President and Chief Executive Officer of the Registrant. Mr. Summers was also appointed to a vacant seat on the Company's Board of Directors coincident with commencement of his employment as an officer of the Registrant. Mr. Larry Schwartz continues as the Company's President, Treasurer and Secretary and maintains his seat on its Board of Directors. Mr. Summers has been a practicing attorney admitted to practice in the States of Florida, Missouri and Kentucky. Since January, 1994, Mr. Summers has been general business counsel to the Registrant's affiliates First Consolidated Financial, Inc. and First Capital Services, Inc., companies in common control with the Registrant by virtue of the fact that its President, Mr. Larry Schwartz, is a Director of all three companies.

     Mr. Summers has accepted full time employment as the Company's Chief Operating Officer and has terminated virtually all of his private law practice to be able to assume that position. From October, 1991 through December, 1993 Mr. Summers was a partner at Mattlin & McClosky in Boca Raton, Florida. Mr. Summers is 50 years of age and holds the Bachelor of Arts degree from Vanderbilt University in Nashville, Tennessee, the Juris Doctor degree from the University of Louisville School of Law in Louisville, Kentucky and the LLM degree in taxation from Washington University, St. Louis, Missouri. While Mr. Summers has extensive business transaction experience garnered from his practice of law for more than 35 years, he has limited general management experience and no gaming enterprise operational background.

     Mr. Summers' employment as an officer and director of the Registrant is undertaken pursuant to an employment agreement for a three (3) year term of employment with annual compensation ranging during the initial term from $100,000 to $150,000. The Registrant is committed to review of Mr. Summers' compensation in the event the Company were to become profitable and the contract provides for 100,000 shares of the Company's Common Stock immediately and stock options exercisable at $0.23 per share during the term of the Employment Agreement. In addition, the employment contract provides for an automobile allowance, paid vacation and reimbursement of reasonable expenses incurred by Mr. Summers on the Company's behalf and in connection with its operations.

                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TREASURE & EXHIBITS INTERNATIONAL , INC.


Dated: January 18, 1999


                                     BY:/s/Larry Schwartz
                                        Larry Schwartz, President